EXHIBIT 10.1

HELEN OF TROY LIMITED

AMENDED AND RESTATED

2011 ANNUAL INCENTIVE PLAN

(as amended through August 17, 2016)

Section 1.PURPOSE OF PLAN

The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing to the participating executives of the Company and its Subsidiaries bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.  Subject to the approval of the shareholders of the Company, the Plan shall be effective as of March 1, 2014.

Section 2.DEFINITIONS AND TERMS

2.1.Accounting Terms.  Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, GAAP.

2.2.Specific Terms.  The following words and phrases as used herein shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Bonus” means a cash or cash equivalent payment, payment in Shares, or payment opportunity as a context requires.

“Business Criteria” means any performance goals established by the Committee with respect to or based upon one or more (or any combination) of the following criteria selected by the Committee: (1) earnings before or after taxes; (2) earnings before interest, taxes, depreciation and amortization; (3) net income; (4) operating income; (5) earnings from continuing operations; (6) earnings per share (whether basic or fully diluted); (7) book value per share; (8) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (9) expense management; (10) return on investment before or after the cost of capital; (11) improvements in capital structure; (12) maintenance or improvement of profit margins; (13) stock price; (14) market share; (15) revenues or sales; (16) costs; (17) cash flow; (18) cash flow productivity; (19) working capital; (20) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (21) debt reduction; (22) reductions in the Company’s overhead ratio; (23) growth measures (including, but not limited to, sales, net income, cash flow or earnings per share); (24) stock price; (25) total shareholder return; (26) market share; (27) free cash flow; (28) cash flow productivity; (29) cash flow; and (30) expenses to sales ratio.  Any of the above criteria may relate to or be based upon the Company, one or more of its Subsidiaries, divisions, geography, business units, segments, products, product lines, partnerships, joint ventures, minority investments (except with respect to total shareholder return and earnings per share criteria), or any combination thereof, or may be determined or applied on an absolute or relative basis, a consolidated basis, an adjusted basis, or as compared to the performance of a published or special index, including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Market index, the Russell 2000 index or a group of comparable companies, or any combination thereof.  Business Criteria need not, however, be based upon any increase or positive result under a business criterion and could include, for example, maintaining the status quo or limiting economic losses.

“Change in Control” shall mean to have occurred at such time as either (i) any “person”, as such term is used in section 14(d) of the Exchange Act, other than the Company, a wholly-owned Subsidiary of the Company or any employee benefit plan of the Company, or its Subsidiaries, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act (or any successor rule), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s common stock, or (ii) individuals who constitute the Board on the effective date of this Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for the director without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person was a member of the Incumbent Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Company which has been established to administer the Plan in accordance with Section 3.1 and Section 162(m) of the Code.

“Company” means Helen of Troy Limited, a Bermuda company, and any successor whether by merger, amalgamation, ownership or all or substantially all of its assets or otherwise.

“Disability” shall have such meaning attributed thereto in the Company’s long-term disability plan, or, if no such plan exists, shall mean a “Permanent and Total Disability” as defined in Code Section 22(e).

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and as interpreted by the rules and regulations promulgated thereunder.

“Executive” means a key employee (including any officer) of the Company or any of the Subsidiaries.

“Fair Market Value” means, as of any date that requires the determination of the Fair Market Value of Shares under this Plan, the value of a Share on such date of determination, calculated as follows:

(i) If the Shares are then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on such date on such Nasdaq market system or principal stock exchange on which the Share is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Share on such Nasdaq market system or such exchange on the immediately preceding day on which a closing sale price is reported;

(ii) If the Shares are not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Share in the over-the-counter market on such date; or

(iii) If neither clause (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Board in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

“GAAP”  means generally accepted accounting principles used and applied in the United States of America.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the Year or Years (or any portion thereof) with respect to which the Performance Targets are set by the Committee.

“Performance Target(s)” means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period with respect to any one or more of the Business Criteria.

“Plan” means the Helen of Troy Limited Amended and Restated 2011 Annual Incentive Plan as amended from time to time.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Shares” means common shares, par value $0.10 per share, of the Company.

“Stock Plan” means the Helen of Troy Limited 2008 Stock Incentive Plan, as it may be amended, restated or otherwise modified from time to time, and any successor or replacement plan adopted by the Board.

“Subsidiary” means any corporation, partnership or other entity as to which more than fifty percent (50%) of the voting securities or other voting ownership interests shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.

“Year” means any one or more fiscal years of the Company commencing on March 1 of each year that represent(s) an applicable Performance Period.

Section 3.ADMINISTRATION OF THE PLAN

3.1.The Committee.  The Plan shall be administered by a Committee consisting solely of at least two members of the Board, duly authorized by the Board to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are “outside directors” within the meaning of Section 162(m).

3.2.Powers of the Committee.  The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. As provided in Section 4.3, for each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.

3.3.Requisite Action.  A majority (but not fewer than two) of the members of the Committee shall constitute a quorum.  The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

3.4.Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus.  Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s) and certification by the Committee in accordance with Section 4.8) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate.  In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s) and certification by the Committee in accordance with Section 4.8, the amount payable may be discounted, in the Committee’s discretion, to its present value using an interest rate equal to the published prime rate charged by Bank of America, N.A. or any successor thereof (such rate to be determined as of the last business day of the month preceding the month in which such acceleration occurs).

Section 4.BONUS PROVISIONS

4.1.Provision for Bonus.  Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained.  The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m).

4.2.Selection of Performance Target(s) for Participants – Business Criteria.  With respect to any Bonus that a Participant may receive under the Plan, the specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m).  At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each such Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to such Participant if the Performance Target(s) are attained, subject to Sections 4.1,  4.7,  4.10,  5.1 and 5.8.

4.3.Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, the Executives who will participate in the Plan.

4.4.Effect of Mid-Year Commencement of Service.  To the extent compatible with Sections 4.2 and 5.8, if services as an Executive commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant a Bonus that is proportionately adjusted based on the period of actual service during the Year; the amount of any Bonus paid to such person shall not exceed that proportionate amount.

4.5.Termination of Employment During Year.  Unless otherwise determined by the Committee or required by applicable law or pursuant to any written agreement between the Company and the Executive:

(a)no Bonus shall be payable to an Executive if the Executive is not employed by the Company or any Subsidiary of the Company on the last day of the Performance Period for which the Bonus is otherwise payable, unless the Executive’s employment with the Company and its Subsidiaries terminates during the Performance Period by reason of the Executive’s death or Disability or following a Change in Control; and

(b)in the event of the Executive’s death or Disability during the Performance Period, or in the event of the termination of the Executive’s employment for any reason following a Change in Control that occurs during the Performance Period, the Executive (or the Executive’s legal representative or beneficiary) shall receive a Bonus equal to the product of (i) the Bonus he would have received for the entire Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of days during the Performance Period in which the Executive was an employee of the Company or its Subsidiaries, and the denominator of which is the number of days in the Performance Period.

Notwithstanding the foregoing or any written agreement between the Company and the Executive, the payment of such Bonus shall be made in accordance with Section 4.9 hereof.

4.6.Accounting Changes.  Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

4.7.Committee Discretion to Determine Bonuses.  The Committee has the sole discretion to determine the standard or formula pursuant to which each such Participant’s Bonus shall be calculated (in accordance with Section 4.2), subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. The Committee may at any time establish additional conditions and terms of payment of Bonuses (including, but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.  For example (without limiting the adjustments to any of the following), subject to Sections 4.6 and 5.8, the Committee may specify, in its sole discretion, at the time the Performance Targets are set, the manner of adjustment of any Performance Target to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of (a) extraordinary, unusual, or non-recurring items, (b) changes in applicable laws, regulations, or accounting principles, (c) currency fluctuations, (d) discontinued operations, (e) non-cash items, such as amortization, depreciation, reserves, or asset impairments, or (f) any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.  The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.10 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

4.8.Committee Certification.  No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.9.Time of Payment.  Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.8; provided, however, any such payment shall be made following the end of the Company’s taxable year that coincides with or includes the end of the Performance Period and shall be made no later than the 15th day of the third month following the end of such taxable year of the Company.  If and to the extent permitted by the Committee, and in accordance with such rules as the Committee may from time to time adopt, including compliance with Section 409A of the Code, Participants may, prior to the beginning of any Performance Period, elect to defer the payout of all or any portion of a Bonus relating to such Performance Period.

4.10.Maximum Individual Bonus.  Notwithstanding any other provision hereof, no such Executive shall receive a Bonus under the Plan for any Performance Period in excess of $4,500,000.

4.11.Form of Payment.  Any Bonus shall be paid at the time and in the manner set forth in the Plan, including in accordance with Section 4.9 hereof and shall be in cash, cash equivalents or Shares, as determined by the Committee, subject to applicable withholding requirements.  If and to the extent any payment of a Bonus under this Plan is made in Shares, such payment shall be made as follows:

(a)Issuance and Vesting.  All Shares issued in respect of any Bonus hereunder shall be issued pursuant to the terms and conditions of the Stock Plan and shall reduce the number of Shares available for issuance thereunder.  The date of grant of such Shares shall be the date the Committee certifies the Bonus pursuant to Section 4.8.  The number of Shares issued in respect of any Bonus shall be equal to the amount of the Bonus, divided by the Fair Market Value of a Share on the date the Committee certifies the Bonus pursuant to Section 4.8 (rounded up to the next whole Share).  No fractional Shares shall be issued in payment of any Bonus payment under the Plan.  Subject to the terms and conditions of the Plan and the Stock Plan, any Shares may be subject to such terms, including vesting, as determined by the Committee.

(b)Effect of Insufficient Shares.  Notwithstanding anything herein to the contrary, in the event that there are insufficient Shares available for issuance pursuant to the Stock Plan to satisfy amounts owing in respect of the Bonus, the amount of the Bonus which is not able to be satisfied in Shares shall be paid in the form of cash or cash equivalents.

(c)Compliance with Securities Law and Regulations.  The issuance or delivery of Shares pursuant to the Stock Plan or the Plan shall be subject to, and shall comply with, any applicable requirements of federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act, and the rules and regulations promulgated thereunder), any securities exchange upon which the Shares may be listed and any other law or regulation applicable thereto.  The Company shall not be obligated to issue or deliver any Shares pursuant to the Stock Plan or the Plan if such issuance or delivery would, in the opinion of the Committee, violate any such requirements. The foregoing shall not, however, be deemed to require the Company to issue Shares in respect of amounts to be paid on account of the Bonus if a necessary listing or quotation of the Shares on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

4.12.Clawback Policy.  Notwithstanding any other provision hereof, acceptance by any Participant of any Bonus or other payment pursuant to the Plan constitutes such person’s acknowledgement and agreement that all Bonuses and any other payments made pursuant to the Plan shall be subject to (a) Section 304 of the Sarbanes Oxley Act of 2002 and (b) to the extent required under the rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, any clawback policy adopted by the Company pursuant to such rules and/or regulations.

Section 5.GENERAL PROVISIONS

5.1.No Right to Bonus or Continued Employment.  Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or Subsidiary), the Board or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company.  The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise provided in any written employment agreement between the Company and the Executive.

5.2.Discretion of the Company, the Board and Committee.  Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.  No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3.Absence of Liability.  A member of the Board or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

5.4.No Funding of Plan.  The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.  The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.5.Non-Transferability of Benefits and Interests.  Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.  This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

5.6.Law to Govern.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Texas.

5.7.Non-Exclusivity.  Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board or the Committee, or any Subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan.  In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

5.8.Section 162(m) Conditions; Bifurcation of Plan.  It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation.  Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.  Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended or required in order to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

5.9.Adopting Employer.  Helen of Troy Nevada Corporation, a Nevada corporation, is an adopting employer to the Plan.

5.10Section 409A of the Code.  Except to the extent a Bonus is deferred pursuant to Section 4.9, the Plan and the Bonuses paid hereunder are intended to meet the “short-term deferral” exemption to the provisions of Section 409A of the Code and the Treasury regulations issued thereunder or otherwise to comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder.  Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

5.11Section 457A of the Code.  It is the intent of the Company that the Plan and all Bonuses paid to U.S. taxpayers hereunder will comply with Section 457A of the Code and the provisions of the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, in the event the Plan is found not to comply with Section 457A, the Company shall not be required to assume any increased economic burden in connection therewith.

5.12Conflict.  In the event of any conflict between the terms of any written agreement between the Company and the Executive and this Plan regarding the payment of the Bonus upon termination of employment with the Company, including any termination of employment following a Change in Control or upon Disability or any analogous term or the application so Section 5.11 hereof, the terms of the written agreement shall be deemed to control.  Notwithstanding the foregoing or any written agreement between the Company and the Executive, the payment of any Bonus shall be made in accordance with Sections 4.8, 4.9 and 4.10 hereof.

Section 6.EFFECTIVE DATE, AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

The Plan shall be effective as of March 1, 2014, subject to its approval by shareholders of the Company at the annual general meeting of shareholders to be held August 26, 2014, or any adjournment or postponement thereof.  The Board or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  Notwithstanding the foregoing, no amendment may be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.  No additional Bonuses may be payable after termination of the Plan.  Termination of the Plan shall not affect any Bonuses due and outstanding on the date of termination and such Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

Section 7.AMENDMENT AND RESTATEMENT

This Plan amends, restates and supersedes the provisions of the Helen of Troy Limited 2011 Annual Incentive Plan effective as of March 1, 2012, in their entirety.